EXHIBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces First Quarter 2007 Earnings

Austin, Texas, May 7, 2007 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLIA), announced today first quarter 2007 consolidated net earnings of $18.7 million, or $5.11 per diluted share, compared with consolidated net earnings of $14.0 million, or $3.84 per diluted share, reported for the first quarter ended March 31, 2006. The Company's book value per share at March 31, 2007 increased to $263.39.

Earnings from operations, excluding net realized gains and losses on investments(1), totaled $18.5 million, or $5.07 per diluted share, for the quarter ended March 31, 2007, compared with $13.1 million, or $3.59 per diluted share, reported for the quarter ended March 31, 2006. Mr. Moody offered that the increase in earnings reflected the ongoing favorable trend in life insurance sales, domestically and internationally. “Our life insurance sales have been strong the past two years and we are seeing the profitability of this new business come through our operating earnings,” Mr. Moody stated. He noted, in particular, the Company’s success with equity-indexed universal life products. “We have leveraged off of the core competencies we gained the past decade with our equity-indexed annuity products and transferred this expertise into the equity-indexed life product arena. We have been extremely successful as evidenced by 62% of our first quarter life insurance sales coming from equity-indexed universal life products.”

Operating revenues, excluding realized investment gains and derivative income, totaled $118.5 million for the quarter ended March 31, 2007, down slightly from revenues of $119.7 million reported in the first quarter of 2006. Mr. Moody indicated the decline was primarily attributable to lawsuit settlements and non-recurring investment payoffs received in the first quarter of 2006. “We continue to emphasize a strong balance sheet and steady, profitable business growth. Our results for the first quarter are indicative that this business model is the right formula for National Western,” Mr. Moody observed.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 270 employees and 13,300 contracted independent agents, brokers and consultants, and at March 31, 2007, maintained total assets in excess of $6.7 billion, stockholders' equity of nearly $1.0 billion, and life insurance in force of approximately $16.1 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Insurance Company
News Release - Page 2

(1)
The Company views earnings from operations, a non-GAAP financial measure, as an important indicator of financial performance. Presented in conjunction with net earnings, the combined presentation can enhance an investor's understanding of the Company's underlying profitability and results from ongoing operations. The definition of earnings from operations, as presented in this press release, excludes net realized investment gains and losses after tax. A reconciliation of earnings from operations to net earnings has been included as part of this press release.

Summary of Consolidated Operating Results
(In thousands except per share data)

	Three Months Ended
	March 31,
	2007	2006
Revenues:
Revenues, excluding realized investment
gains and derivative income (loss)	$118,466	119,656
Derivative income (loss)	(4,595)	15,176
Realized gains on investments	241	1,423
Total revenues	$114,112	136,255

Earnings:
Earnings from operations	$18,515	13,120
Net realized gains on investments	157	925
Net earnings	$18,672	14,045

Basic Earnings Per Share:
Earnings from operations	$5.12	3.63
Net realized gains on investments	0.04	0.25
Net earnings	$5.16	3.88

Basic Weighted Average Shares	3,621	3,618

Diluted Earnings Per Share:
Earnings from operations	$5.07	3.59
Net realized gains on investments	0.04	0.25
Net earnings	$5.11	3.84

Diluted Weighted Average Shares	3,656	3,655

Investor Relations Contact:
Brian M. Pribyl
Senior Vice President, Chief Financial & Administrative Officer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nationalwesternlife.com